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Officer's Certificate

I, Ronald Steffenino, a Senior Managing Director of Servicing and Asset Management of Berkeley Point Capital LLC d/b/a Newmark Knight Frank, certify for the transactions listed on Schedule I, to KeyBank, National Association, as Master Servicer under the applicable Servicing Agreement (the "Agreement") by and between KeyBank, National Association as Master Servicer, and Berkeley Point Capital LLC d/b/a Newmark Knight Frank as Servicer (the "Subservicer") and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification (capitalized terms used herein without definition shall have the meanings assigned to such terms in the Sub-Servicing Agreement), that:

1. A review of the Subservicer's activities during the preceding calendar year or portion thereof and of the Subservicer's performance under this Agreement, has been made under such officer's supervision;

2. To the best of my knowledge, based on such review, the Subservicer has fulfilled all its obligations under this Agreement, in all material respects throughout such year or portion thereof;

3. The Subservicer has maintained an effective internal control system over the servicing of mortgage loans including the Mortgage Loans; and

4. The Subservicer has not received any notice regarding qualification or challenging (A) the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or (B) the Grantor Trust as a "grantor trust" under the Code, from the IRS or any other governmental agency or body.

This certificate may only be relied upon by the Master Servicer and may not be used, circulated to, or relied upon by any other person without our express written permission.

Date: January 31st, 2020

BERKELEY POINT CAPITAL LLC d/b/a

d/b/a Newark Knight Frank

/s/ Ronald Steffenino

Ronald Steffenino

Senior Managing Director,

Servicing and Asset Management

Schedule I

Commercial Mortgage Pass-Through Certificates; Berkeley Point Capital LLC d/b/a Newmark Knight Frank as Primary Servicer:

Series 2014 FL1

Series 2019 CF1